Exhibit 10.5

FIRST AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This First Amendment to the Amended and Restated Employment Agreement (this “Amendment”) is entered this 16th day of April, 2007 (the “Effective Date”), by and between Far East Energy Corporation, a Nevada corporation (the “Company”) and Michael R. McElwrath (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive entered into that certain Amended and Restated Employment Agreement dated effective December 23, 2004 (the “Existing Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Existing Agreement on the terms herein provided.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements of the parties herein contained, the parties hereto agree as follows:

Definitions

Capitalized terms used in this Amendment that are not defined herein shall have the meanings ascribed thereto by the Existing Agreement.

Amendments

Paragraph following Section 6(a)(iii). The paragraph immediately following Section 6(a)(iii) of the Existing Agreement is hereby amended and restated to read in its entirety as follows:

“Within three years following Executive’s termination of employment, Executive or Executive’s estate, heirs, executors, administrators, or personal or legal representatives, as the case may be, shall be entitled to exercise all options granted to him that are vested and exercisable pursuant to this Agreement or otherwise and all such options not exercised within such three year period shall be forfeited. In the event of the death or Disability of the Executive, then any payment due under this Section 6(a) shall be made to Executive’s estate, heirs, executors, administrators, or personal or legal representatives, as the case may be.”

Section 6(c)(iv) and Section 6(c)(v). Section 6(c)(iv) and Section 6(c)(v) of the Existing Agreement are hereby amended and restated to read in their entirety as follows:

“(iv) Executive shall be entitled to exercise all options granted to him to the extent vested and exercisable at the date of termination of Executive’s employment; provided that if Executive’s termination of employment by the Company or the Executive is upon or within

24 months following the occurrence of a Change of Control, then all options granted to Executive shall be immediately and fully vested and exercisable as of the date of termination; and

(v) if Executive’s termination of employment by the Company or the Executive is upon or within 24 months following the occurrence of a Change of Control, then all restrictions on restricted stock awarded to Executive shall be removed and all rights to such stock vested as of the date of terminations.”

Paragraph following Section 6(c)(v). The paragraph immediately following Section 6(c)(v) of the Existing Agreement is amended and restated to read in its entirety as follows:

“The payment of the lump sum amount under this Section 6(c)(i) shall be made on the expiration of the sixth month following the earlier of the date of termination of Executive’s employment or the death of the Executive; provided that, notwithstanding the foregoing, to the extent that any payment under this Section 6(c) is not considered “non-qualified deferred compensation” and/or the Executive is not considered a “key employee” of the Company within the meaning of 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, then such payment shall be made within 10 business days following the earlier of the date of termination of Executive’s employment or the death of the Executive. Within three years following Executive’s termination of employment, Executive or Executive’s estate, heirs, executors, administrators, or personal or legal representatives, as the case may be, shall be entitled to exercise all options granted to him that are vested and exercisable pursuant to this Agreement or otherwise and all such options not exercised within such three year period shall be forfeited. All options and restricted stock that are not vested and exercisable pursuant to this Agreement or otherwise as of the date of, or as a result of, Executive’s termination of employment shall be forfeited. In the event of the death or Disability of the Executive, then any payment due under this Section 6(c) shall be made to Executive’s estate, heirs, executors, administrators, or personal or legal representatives, as the case may be.”

Section 7(d). Section 7(d) of the Existing Agreement is amended and restated to read in its entirety as follows:

“(d) if individuals who, as of April 16, 2007, constitute the Board of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then constituting the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; provided further that in no event shall any such individual be deemed to be a member of the Incumbent Board, whether or not previously or currently a member of the Incumbent Board, if such individual’s assumption of office occurs, directly or indirectly, as a result of either an actual or threatened election contest subject to Regulation 14A promulgated under the Exchange Act or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or”

Section 24. Section 24 of the Existing Agreement is amended and restated to read in its entirety as follows:

“24. Amendment and Restatement. This Agreement constitutes an amendment, modification and restatement of the Prior Agreement. This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Company or any predecessor of the Company and Executive, including the Prior Agreement, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided and not expressly provided for in this Agreement. In the event of any conflict between the terms and conditions of this Agreement, on the one hand, and the terms and conditions of any option agreement, restricted stock or other equity award agreement with the Executive or any equity plan of the Company, on the other hand, with respect to the exercise of any option, restricted stock or other equity award granted or awarded by the Company to the Executive, the effect of a Change in Control or the vesting of such options, restricted stock or other equity award upon or following a Change in Control, the terms and conditions of this Agreement shall control.”

Miscellaneous

Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Existing Agreement. Except as expressly modified and superseded by this Amendment, the Company and the Executive each hereby (a) ratifies and confirms the Existing Agreement, (b) agrees that the same shall continue in full force and effect, and (c) agrees that the same are the legal, valid and binding obligations of the Company and the Executive, enforceable against the Company and the Executive in accordance with its respective terms.

Severability. If, for any reason, any provision of this Amendment is held invalid, illegal or unenforceable such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment not held so invalid, illegal or unenforceable, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. In addition, if any provision of this Amendment shall be held invalid, illegal or unenforceable in part, such invalidity, illegality or unenforceability shall in no way affect the rest of such provision not held so invalid, illegal or unenforceable and the rest of such provision, together with all other provisions of this Amendment, shall, to the full extent consistent with law, continue in full force and effect. If any provision or part thereof shall be held invalid, illegal or unenforceable, to the fullest extent permitted by law, a provision or part thereof shall be substituted therefor that is valid, legal and enforceable.

Headings. The headings of Sections are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Amendment.

Governing Law. This Amendment has been executed and delivered in the State of Texas, and its validity, interpretation, performance and enforcement shall be governed by the laws of Texas, without giving effect to any principles of conflicts of law.

Withholding. All amounts paid pursuant to this Amendment shall be subject to withholding for taxes (federal, state, local or otherwise) to the extent required by applicable law.

Counterparts. This Amendment may be executed in counterparts, each of which, when taken together, shall constitute one original Amendment.

Waiver. No term or condition of this Amendment shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Amendment or the Existing Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

Entire Agreement. The Existing Agreement and this Amendment, together, contain the entire understanding between the parties hereto and supersedes any prior employment agreement between the Company or any predecessor of the Company and Executive except that this Amendment shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided and not expressly provided for in the Existing Agreement or this Amendment.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer or director to execute and attest to this Amendment, and Executive has placed this signature hereon, effective as of the date below.

FAR EAST ENERGY CORPORATION

By:	/s/ Bruce N. Huff	Date: April 16, 2007
Name:	Bruce N. Huff
Title:	Chief Financial Officer

EXECUTIVE

/s/ Michael R. McElwrath		Date: April 16, 2007
Michael R. McElwrath